Exhibit 99.1


                                                              October 22, 1999

Transaction Update

                        FERC JUDGE CERTIFIES SETTLEMENT,
                             NO HEARINGS NECESSARY

     Western Resources today announced the settlement agreement at the Federal Energy Regulatory Commission (FERC) in its merger with Kansas City Power & Light has been certified by a FERC administrative law judge and sent to the Commission for its approval. As a result, no hearings will be necessary at the FERC.
     "We are extremely gratified that one of the last major steps in the regulatory approval process is near," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer. "Today's decision by the FERC trial judge reinforces our belief that our merger transaction does not have any negative impact on the regional electric market. Our momentum continues to build as we focus on closing this transaction by year end."
     The settlement agreement reached on September 14 with the FERC staff and all of the major parties was contested by only one intervenor, the City of Wichita, Kansas. In his opinion, the FERC administrative law judge said that the City of Wichita "has failed to provide a basis for arguing any material issues of fact . . ."
     Westar Energy, which will combine the electric operations of KCPL, KGE and KPL, will focus exclusively on efficient, safe and reliable electric service. It will be a publicly traded company on the New York Stock Exchange with the ticker symbol (WSR).
     Wittig said the company will file a request for an expedited ruling from the full Commission and expects a timely approval by the FERC.


     Forward-Looking Statements: Certain matters discussed in this employee update are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, closing of the KCPL transaction, successful integration of Western Resources' and KCPL's businesses and achievement of anticipated cost savings, the outcome of accounting issues being reviewed by the SEC staff, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, year 2000 issue, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here. See the company's and Protection One's 1998 Annual Report on Form 10-K and 10K/A, quarterly reports on Forms 10-Q and current reports on Form 8K for further discussion of factors affecting the company's and Protection One's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this employee update.